Exhibit 99.1

FOR IMMEDIATE RELEASE

TIDEWATER UTILITIES FILES FOR RATE ADJUSTMENT

First Request for Change in Rates in over a Decade Focused on Upgrades and System Resiliency

DOVER, DELAWARE – August 30, 2024 – Tidewater Utilities, Inc. (“Tidewater” or the “Company”), a wholly owned subsidiary of Middlesex Water Company (Nasdaq:MSEX) filed a request today with the Delaware Public Service Commission (PSC) for new rates in order to recover prudently incurred investments made in the last ten years to support continued regulatory compliance, enhance water quality, service reliability, security and resiliency of its water utility infrastructure assets.

Since its last filing more than ten years ago, the Company has invested over $150 million in critical drinking water infrastructure improvements that are not currently reflected in customer base rates. These capital expenditures reflect construction of new and rehabilitation of existing water treatment plants, addition of standby power generation, establishment of interconnections, construction of new storage facilities and other upgrades. Specific improvements include:

•	Construction of a 1,000,000-gallon elevated water storage tank in South Rehoboth and another 1,000,000-gallon elevated water storage tank in Millville, DE to address peak hour demand and fire protection needs
•	Construction and\or enhanced treatment upgrades at several plant facilities
•	Installation of interconnections that provide redundant capacity and storage for peak demand and system resiliency
•	Installation of back up generation at 30+ facilities to minimize service interruption and support plant resiliency
•	Regulatorily required water main realignments to support state road improvement plans
•	Installation of additional hydrants to provide fire protection coverage

"Ensuring safe and reliable drinking water for our customers at a reasonable cost is and continues to be our Company’s primary objective,” said Bruce E. Patrick, President of Tidewater. “Operating costs have significantly increased over the past decade and while we continue to work to control our expenses, through strategic asset planning and management, we must also upgrade our drinking water infrastructure accordingly to comply with new and ever increasing regulatory requirements, maintain the integrity of our plants, and protect our facilities against risks posed by climate impact and cybersecurity threats. These critical infrastructure investments made over the past decade protect public health, support fire protection and overall quality of life in the communities we serve,” added Patrick.

Tidewater is seeking a total annual revenue increase of approximately $10.3 million. The rate request will be reviewed by the PSC and Division of the Public Advocate. If the rate increase request is approved in its entirety, the water bill for an average residential customer with usage of 5,000 gallons of water per month, would increase about $13.97 per month.

About Tidewater Utilities, Inc.

Celebrating its 60th year of service to Delawareans, Tidewater Utilities, Inc. serves as a trusted provider of life-sustaining high quality water service for residential, commercial, and fire protection purposes.  We invest in our people, our infrastructure, and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

Tidewater is the largest private water supplier south of the Chesapeake & Delaware Canal in Delaware. The Company operates 175 active wells and 85 active water plants to serve approximately 57,800 customers and 800 commercial establishments in 470 separate communities in New Castle, Kent and Sussex County, DE.

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Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com